Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated MAY 24, 2022 with effect from MAY 24, 2022)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated MAY 24, 2022 with effect from MAY 24, 2022)

1	The name of the Company is Ichor Holdings, Ltd.
2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
5

The authorised share capital of the Company is US$22,000 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 20,000,000 Preferred Shares of a nominal or par value of US$0.0001 each.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated MAY 24, 2022 with effect from MAY 24, 2022)

Table of Contents

1	Interpretation	3
2	Preliminary	5
3	Issue of Shares	6
4	Ordinary Shares	6
5	Preferred Shares	6
6	Register of Members and Share Certificates	7
7	Transfer of Shares	8
8	Redemption, Purchase and Surrender of Shares, Treasury Shares	8
9	Variation of Rights Attaching to Shares	9
10	Commission on Sale of Shares	9
11	Non-Recognition of Trusts	9
12	Transmission of Shares	9
13	Alteration of Capital	10
14	Closing Register of Members or Fixing Record Date	11
15	General Meetings	11
16	Notice of General Meetings	12
17	Proceedings at General Meetings	15
18	Votes of Members	16
19	Corporations Acting by Representatives at Meeting	16
20	Clearing Houses	16
21	Directors	17
22	Directors' Fees and Expenses	18
23	Powers and Duties of Directors	18
24	Disqualification of Directors	19
25	Proceedings of Directors	19
26	Presumption of Assent	21
27	Dividends, Distributions and Reserve	21
28	Book of Accounts	22
29	Audit	22
30	The Seal	23
31	Officers	23
32	Register of Directors and Officers	23
33	Capitalisation of Profits	24
34	Notices	24
35	Information	25
36	Indemnity	25
37	Financial Year	25
38	Winding Up	26
39	Amendment of Memorandum and Articles of Association and Name of Company	26
40	Registration by Way of Continuation	26
41	Mergers and Consolidations	26

1	Interpretation
1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

"Affiliate"

means (i) in the case of a natural person, such person's parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and (ii) in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term "control" shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

"Articles"	means the Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.
"Business Day"	means a day, excluding Saturdays or Sundays, on which banks in New York, New York, United States of America are open for general banking business throughout their normal business hours.
"Commission"	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.
"Company"	means Ichor Holdings, Ltd., a Cayman Islands company limited by shares.
"Company's Website"	means the website of the Company, the address or domain name of which has been notified to Members.
"Designated Stock Exchange"	means the Nasdaq Global Select Market or any other stock exchange or automated quotation system on which the Company's securities are then traded.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.
"Directors"	means the directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof.
"electronic"

has the meaning given to it in the Electronic Transactions Act (As Revised) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

"electronic record"

has the meaning given to it in the Electronic Transactions Act (As Revised) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

"electronic communication"	means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors.
"Exchange Act"

means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Market Price"

means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day.

"Member"	means a person whose name is entered in the Register of Members as the holder of a share or shares.
"Memorandum of Association"	means the Memorandum of Association of the Company, as amended and restated from time to time.
"month"	means the calendar month.
"Nominating Member"

means (i) the Member providing the notice of the nomination proposed to be made at a general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made, and (iii) any Affiliate or associate of such Member or beneficial owner.

"Ordinary Resolution"

means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.

"Ordinary Shares"	means an Ordinary Share in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.
"Preferred Shares"	means shares in the capital of the Company of US$0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.
"Register of Members"	means the register maintained by the Company in accordance with section 40 of the Statute or any modification or re-enactment thereof for the time being in force.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company including any facsimile thereof.
"Securities Act"

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"share"	means any share in the capital of the Company, including the Ordinary Shares, Preferred Shares and shares of other classes.
"signed"

means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

"Special Resolution"

means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof.
"Treasury Share"	means a share held in the name of the Company as a treasury share in accordance with the Statute.
"year"	means the calendar year.

1.2	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)

words importing the masculine gender only (i.e., "he" and "his") shall include the feminine gender (i.e., "her," and "hers") and shall include references to entities without gender (i.e., "it" and "its");

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;
(d)	"may" shall be construed as permissive and "shall" shall be construed as imperative;
(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;
(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(g)

any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	Section 8 and 19(3) of the Electronic Transactions Act (As Revised) shall not apply;
(i)

"written" and "in writing" means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such "writing" shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(j)	any requirements as to execution or signature under these Articles can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act (As Revised);
(k)

the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)	the term "holder" in relation to a share means a person whose name is entered in the Register of Members as the holder of such share.
1.3	Subject to the last two preceding Articles, any words defined in the Statute shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
2	Preliminary
2.1	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that only part of the shares may have been allotted or issued.
2.2

The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

3	Issue of Shares
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

3.2	The Company shall not issue shares in bearer form and shall only issue shares as fully paid.
4	Ordinary Shares
4.1	The holders of the Ordinary Shares shall be:
(a)	entitled to dividends in accordance with the relevant provisions of these Articles;
(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;
(c)

entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.
5	Preferred Shares
5.1

Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

5.2

Authority is hereby granted to the Directors, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;
(b)

the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("Dividend Periods"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)

whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;
(e)	the voting power, if any, of the Preferred Shares of such series;
(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and
(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

5.3

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum.

5.4

No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

5.5

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6	Register of Members and Share Certificates
6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
6.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6.3

Shares shall be held in uncertificated, book entry form, unless the Directors resolve that share certificates shall be issued. Every person whose name is entered as a Member in the Register of Members and whose shares are to be held in certificated form shall, upon request and without payment, be entitled to a certificate within two months after allotment or transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors.

6.4

All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

6.5

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.6

All certificates for shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member's registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.7	Every share certificate of the Company shall bear any legends required under applicable laws, including the Securities Act.

7	Transfer of Shares
7.1

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

7.2

The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee in entered into the Register of Members in respect thereof.

7.3

The Directors may, in their absolute discretion, decline to register any transfer of shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

7.4	Without limiting the generality of the last preceding Article, the Directors may decline to recognise any instrument of transfer unless:
(a)	a fee of such maximum sum as the Directors may from time to time require is paid to the Company in respect thereof;
(b)	the instrument of transfer is in respect of only one class of share;
(c)

the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Statute accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)	the instrument of transfer is duly and properly signed.
7.5

If the Directors refuse to register a transfer of any share, the Company shall, within three months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of the refusal.

7.6

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

7.7

The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any share upon the Register of Members to any branch register or any share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

8	Redemption, Purchase and Surrender of Shares, Treasury Shares
8.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules of the Designated Stock Exchange, the Company may:
(a)

issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine; and

(b)

purchase its own shares (including any redeemable shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange;

8.2	The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.
8.3	The Directors may accept the surrender for no consideration of any fully paid share.
8.4	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
8.5	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
9	Variation of Rights Attaching to Shares
9.1

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

9.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.

9.3

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

10	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.

11	Non-Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share other than an absolute right to the entirety thereof in the holder.

12	Transmission of Shares
12.1

If a Member dies, the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his shares. The estate of a deceased Member is not thereby released from any liability in respect of any share, for which he was a joint or sole holder.

12.2

Any person becoming entitled to a share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If he elects to have another person registered as the holder of such share he shall sign an instrument of transfer of that share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

12.3

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, he shall not, before becoming a Member in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

13	Alteration of Capital
13.1

Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

13.2	Subject to these Articles, the Company may by Ordinary Resolution:
(a)

consolidate and divide all or any of its share capital into shares of larger amount than its existing shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

(b)

sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(c)	divide shares into multiple classes; or
(d)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

13.3

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

13.4	Subject to these Articles, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; or
(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.

14	Closing Register of Members or Fixing Record Date
14.1

For the purpose of determining Members entitled to notice of, attend or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

14.2

If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) calendar days (but not more than sixty (60) calendar days) immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members, which such date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors. The Directors shall prepare, or cause to be prepared, at least ten (10) days before every general meeting, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the Company. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

14.3

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, attend or to vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

14.4

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to receive notice of, attend or to vote at a meeting of Members or those Members that are entitled to receive payment of a Dividend or other distribution, the record date for such determination of Members shall be at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

15	General Meetings
15.1	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.
15.2

For so long as the Company's securities are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors.

15.3

Extraordinary general meetings may be called by a majority of the Directors or by the chairman of the board of Directors. If an extraordinary general meeting is called by the Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the Directors, and if an extraordinary general meeting is called by the chairman of the board of Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the board of Directors.

15.4

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

16	Notice of General Meetings
16.1

At least ten (10) calendar days' notice (but not more than sixty (60) calendar days' notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Directors intend to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the shares giving that right.

16.2

The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.

16.3

In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

16.4

No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof) or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.

(a)

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 16.4(c) and (f).

(b)

All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intends to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

(c)

For matters other than for the nomination for election of a Director to be made by a Member, to be timely, such Member's notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual general meeting; provided, however, that if the Company's annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company's prior year's annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company's annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least ten (10) days prior to the date set by the Directors.

(d)	To be in proper written form, a Member's notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:
(i)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(ii)	the name and address, as they appear on the Company's Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);
(iii)

the class or series and number of shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(iv)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(v)

any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(vi)

a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

For purposes of this Article 16.4(d), a "Member Associated Person" of any Member shall mean (x) any Affiliate; or person acting in concert with, such Member, (y) any beneficial owner of shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)

In addition to any other applicable requirements, for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission) and (B) have given timely notice thereof in proper written form to the Secretary of the Company. If a Member is entitled to vote only for a specific class or category of directors at a meeting of the Members, such Member's right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

(f)

To be timely for purposes of Article 16.4(e), a Member's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred thirty (130) days' notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

(g)	To be in proper written form for purposes of Article 16.4(f), a Nominating Member's notice to the Secretary must be set forth:
(i)	as to each Nominating Member:
(A)	the information that is requested in Article 16.4(d)(ii)-(vi); and
(B)	any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange.
(ii)	as to each person whom the Member proposes to nominate for election as a director:
(A)

all information that would be required by Article 16.4(d)(ii)-(vi) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;

(B)	the principal occupation or employment of the person;
(C)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(D)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and his Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Member were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules of the Designated Stock Exchange.

(h)

Unless otherwise provided by the terms of these Articles, any series of Preferred Shares or any agreement among Members or other agreement approved by the Directors, only persons who are nominated in accordance with the procedures set forth above shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

16.5

The Directors shall have power at any time and from time to time to appoint any person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Directors.

16.6	The Company may by Ordinary Resolution appoint any person to be a Director.
16.7

Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 21.2 or, until such time as he or she vacates office in accordance with Article 24.1.

16.8

No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 16 shall not apply to any nomination of a director in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares).

16.9	The accidental omission to give notice of a meeting to or the non receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.
17	Proceedings at General Meetings
17.1

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.

17.2

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

17.3

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

17.4

The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

17.5	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.
17.6	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.
17.7	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.
18	Votes of Members
18.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in such Member's name in the Register of Members. No cumulative voting shall be allowed.

18.2

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

18.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

18.4	No Member shall be entitled to vote at any general meeting unless all sums presently payable by him in respect of shares in the Company have been paid.
18.5	On a poll, votes may be given either personally or by proxy.
18.6

The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Directors which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.

18.7	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
18.8	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
18.9

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.

19	Corporations Acting by Representatives at Meeting

Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

20	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of shares specified in such authorisation.

21	Directors
21.1

There shall be a board of Directors consisting of six (6) Directors, unless increased or decreased from time to time by the Directors or the Company in general meeting. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of "independent directors" as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

21.2

Prior to the adoption of these Articles, the Directors have been divided into three (3) classes designated as Class I, Class II and Class III, respectively. The term of the Class I Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2023. The term of the Class II Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2024. The term of the Class III Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2025. Commencing at the Company's first annual general meeting following the adoption of these Articles and at each succeeding annual general meeting, upon the expiry of their term of office as set out in this Article, Directors shall be elected for a full term of one (1) year to succeed the Directors whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director.

21.3

The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the board of Directors or as an addition to the existing board of Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange; provided that any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.

21.4

A director may be removed from office by the Members by Special Resolution only for cause ("cause" for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director's duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director's ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). If the board of Directors makes a determination that removal of a Director by the Members by Special Resolution is in the best interests of the Company the above definition of "cause" shall not apply. A vacancy on the board of Directors created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

21.5

The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

21.6

A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

22	Directors' Fees and Expenses
22.1

The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

22.2

Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

23	Powers and Duties of Directors
23.1

Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

23.2

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law, rules and regulations and the rules of the Designated Stock Exchange; provided further that no committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company's property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

23.3

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

23.4

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

23.5

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

23.6

The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

23.7	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.
23.8

The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

24	Disqualification of Directors

Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is prohibited by applicable law or the Designated Stock Exchange from being a director;
(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or
(f)	if he or she shall be removed from office pursuant to these Articles.
25	Proceedings of Directors
25.1

Subject to these Articles, the Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Questions arising at any meeting of the Directors shall be decided by the method set forth in Article 25.4.

25.2

The chairman of the board of Directors or the Secretary on request of a Director, may, at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

25.3

A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

25.4

The quorum necessary for the transaction of the business of the Directors shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.

25.5

A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

25.6

Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

25.7

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 25.7 or that would reasonably be likely to affect a Director's status as an "Independent Director" under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

25.8

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company's policies in connection with such Directors service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

25.9	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.
25.10

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

25.11

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed, a resolution may consist of several documents each signed by one or more of the Directors.

25.12

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

25.13

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

25.14

A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

25.15

Meetings and actions of committees of the Directors shall be governed by, and held and taken in accordance with, the provisions of Article 25.1 (place of meetings), Article 25.2 (notice), Article 25.3 (telephonic meetings), and Article 25.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.

25.16

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

26	Presumption of Assent

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or Secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.

27	Dividends, Distributions and Reserve
27.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

27.2

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the "Share Premium Account" and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules of the Designated Stock Exchange. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules of the Designated Stock Exchange in relation to the share premium account.

27.3

Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct. Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.

27.4	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.
27.5	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.
27.6

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

27.7	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.
27.8	No dividend shall bear interest against the Company.
28	Book of Accounts
28.1	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.
28.2	The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
28.3

Except as provided in Article 14.1, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors.

28.4

The accounts relating to the Company's affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

29	Audit
29.1

The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

29.2

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

29.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

30	The Seal
30.1

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

30.2

The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose.

30.3

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

31	Officers

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

32	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.

33	Capitalisation of Profits

Subject to the Statute and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

34	Notices
34.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company's Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member's prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company's Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

34.2

An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

34.3

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

34.4

Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

34.5

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

34.6	Notice of every general meeting shall be given to:
(a)

all Members who have supplied to the Company an address for the giving of notices to them, except that in case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)	each Director.
34.7	No other person shall be entitled to receive notices of general meetings.
35	Information
35.1

No Member shall be entitled to require discovery of any information in respect of any detail of the Company's trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.

35.2

The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

36	Indemnity
36.1

The Company shall indemnify every Director and officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company or any predecessor to the Company, and may indemnify any person (other than current and former Directors and officers) (any such Director, officer or other person, an "Indemnified Person"), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Director.

36.2

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

36.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

36.4

Neither any amendment nor repeal of these Articles set forth under this heading of "Indemnity" (the "Indemnification Articles"), nor the adoption of any provision of the Company's Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

37	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the last Friday of December in each year and shall begin on the day following.

38	Winding Up
38.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

38.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

39	Amendment of Memorandum and Articles of Association and Name of Company

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
40	Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

41	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.